Exhibit 107
Calculation of Filing Fee Table
SCHEDULE 14A
(Form Type)
Axonics, Inc.
(Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$3,672,974,804.80	0.00014760	$542,131.08
Fees Previously Paid	—		—
Total Transaction Valuation	$3,672,974,804.80
Total Fees Due for Filing			$542,131.08
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fees Due			$542,131.08
(i)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.0001 per share, of the Registrant (each, a “Share” and collectively, the “Shares”).

(ii)	Aggregate number of securities to which transaction applies:
As of the close of business on February 1, 2024, the maximum number of Shares to which this transaction applies is estimated to be 51,943,458, which consists of (a) 49,876,793 outstanding Shares; (b) 814,030 Shares underlying outstanding stock options (the “Options”), with exercise prices below $71.00 per Share; (c) 1,127,803 Shares underlying outstanding restricted stock awards (the “RSAs”); and (d) 124,832 Shares underlying outstanding performance-based restricted stock unit awards (the “PSUs”).

(iii)	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the sum of (a) the product of 49,876,793 outstanding Shares and the per share merger consideration of $71.00; (b) the product of 814,030 Shares subject to outstanding Options and $52.56 (which is the difference between the per share merger consideration of $71.00 and the weighted average exercise price of $18.44 for the outstanding Options); (c) the product of 1,127,803 Shares subject to outstanding RSAs and the per share merger consideration of $71.00; and (d) the product of 124,832 Shares subject to outstanding PSUs (which assumes maximum performance solely for purposes of calculating the filing fee pursuant to Exchange Act Rule 0-11(c)) and the per share merger consideration of $71.00 (such sum of the foregoing (a) through (d), the “Total Consideration”). Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00014760 multiplied by the Total Consideration.
Table 2: Fee Offset Claims and Sources
N/A